NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

 FOR IMMEDIATE RELEASE

The Laclede Group Reports Increased Earnings and Gain on Sale of Subsidiary
Dividends Declared

ST. LOUIS, April 24, 2008 – The Laclede Group, Inc. released earnings for the second quarter of its fiscal year today and declared a quarterly dividend of 37 ½ cents per share on its common stock, payable July 1, 2008 to shareholders of record on June 11, 2008.
• Diluted earnings per share increased to $2.37 from $.97 for same quarter last year. Earnings results for the quarter were bolstered by a one-time gain realized on the sale of Laclede Group’s wholly-owned non-regulated subsidiary, SM&P Utility Resources, Inc. (SM&P), an underground facility locating and marking service business headquartered in Carmel, Indiana.  The results also demonstrated solid year-over-year growth for Laclede Group’s continuing operations, which consist of all of Laclede Group’s subsidiaries excluding SM&P.  Consolidated net income for the quarter ended March 31, 2008, was $51.4 million compared with $20.8 million for the quarter ended March 31, 2007. Diluted earnings per share were $2.37 for the second quarter this year compared to $.97 per share for the same quarter last year, with $1.19 of this year’s diluted per share earnings being attributable to the sale of SM&P.
Consolidated income from continuing operations for the quarter ended March 31, 2008, was $30.1 million, compared with $24.0 million for the same period last year.  Diluted earnings per share from continuing operations were $1.39 for the second quarter compared to $1.12 per share for the quarter ended March 31, 2007.
• Sale of SM&P nets $25.8 million. The Laclede Group closed on the sale of 100% of its interest in SM&P on March 31, 2008. The sale resulted in an after-tax net gain of $25.8 million, subject a minor post-closing adjustment, the amount of which is yet to be determined.
Income from discontinued operations for the quarter ended March 31, 2008 was $21.3 million, including the net effect of the sale and SM&P’s seasonal operating loss for the quarter, compared to a loss from SM&P’s operations totaling $3.2 million for the same period last year.
• Laclede Gas posted significantly improved results.  Quarterly earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $25.3 million, up $4.6 million compared to the same quarter last year. The improved results reflect the general rate increase that became effective August 1, 2007 and the benefit of a reversal of tax-related expenses. The results were downwardly impacted by a change in the sharing mechanism for off-system sales and capacity release revenues and an increase in bad debt expense.
• Laclede Energy Resources earned $1.5 million more than same quarter last year.  Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas commodity service provider, reported earnings totaling $4.9 million for the quarter, which were $1.5 million more than the same period last year. The increase in earnings was primarily due to the benefit of a reversal of tax-related expenses and increased sales volumes, partially offset by decreased margins on sales of natural gas during the quarter.
• Diluted earnings per share for six months ended March 31, 2008, increased to $3.34 from $1.86 for same period last year.  Laclede Group’s consolidated net income for the six-month period ended March 31, 2008 was $72.3 million, compared to $39.9 million for the same period last year.  Diluted earnings per share for the six-month period were $3.34 compared to $1.86 per share reported for the same period last year.
Consolidated income from continuing operations was $51.6 million for the six-month period ended March 31, 2008 compared to $43.4 million for the same period last year.  Diluted earnings per share from continuing operations were $2.38 compared to $2.02 per share for the same period last year.  Laclede Gas reported increased net income primarily due to the same factors as discussed above.  LER also reported higher year-over-year income primarily due to increased margins on sales of natural gas, in addition to the aforementioned factors.
Income from discontinued operations was $20.7 million for the six-month period ended March 31, 2008, including the net effect of the aforementioned sale and SM&P’s operating loss for the period.  The loss from SM&P’s operations was $3.5 million for the same period last year.
The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.
• Laclede Gas declared quarterly preferred stock dividends.  Laclede Gas Company declared a quarterly dividend of 31 ¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28 ½ cents per share on Preferred Stock, Series C, payable June 30, 2008 to shareholders of record June 11, 2008.
For further details concerning The Laclede Group’s fiscal 2008 second quarter results, see the accompanying unaudited Statements of Consolidated Income.
The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its primary subsidiary – Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 632,000 residential, commercial and industrial customers in the city of St. Louis and ten other counties in Eastern Missouri.  Its primary non-regulated business is Laclede Energy Resources, Inc., a natural gas commodity service provider located in St. Louis Missouri, which is included in the Non-Regulated Gas Marketing segment.  For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.
Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended December 31, 2007, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

OPERATING REVENUES
Regulated Gas Distribution	$507,089	$493,593	$827,981	$842,081
Non-Regulated Gas Marketing	239,387	175,850	421,185	329,317
Other	1,230	1,257	2,530	2,434
Total Operating Revenues	747,706	670,700	1,251,696	1,173,832
OPERATING EXPENSES
Regulated
Natural and propane gas	377,526	373,576	600,367	625,099
Other operation expenses	38,989	36,816	74,202	70,496
Maintenance	5,814	6,060	12,049	11,658
Depreciation and amortization	8,763	8,568	17,476	17,065
Taxes, other than income taxes	29,255	28,348	45,936	47,107
Total Regulated Operating Expenses	460,347	453,368	750,030	771,425
Non-Regulated Gas Marketing	234,021	170,881	406,893	318,549
Other	1,455	1,434	2,713	2,809
Total Operating Expenses	695,823	625,683	1,159,636	1,092,783
Operating Income	51,883	45,017	92,060	81,049
Other Income and (Income Deductions) - Net	1,076	1,074	3,725	4,376
Interest Charges:
Interest on long-term debt	4,875	5,625	10,001	11,251
Interest on long-term debt to unconsolidated affiliate trust	70	70	139	139
Other interest charges	2,056	2,939	6,219	6,373
Total Interest Charges	7,001	8,634	16,359	17,763
Income from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	45,958	37,457	79,426	67,662
Income Tax Expense	15,889	13,437	27,811	24,222
Dividends on Laclede Gas Redeemable Preferred Stock	9	11	19	23
Income from Continuing Operations	30,060	24,009	51,596	43,417
Income (Loss) from Discontinued Operations, Net of Income Tax	21,294	(3,190)	20,661	(3,511)
Net Income	$51,354	$20,819	$72,257	$39,906

Average Number of Common Shares Outstanding	21,589	21,445	21,571	21,413
Basic Earnings Per Share of Common Stock:
Income from Continuing Operations	$1.39	$1.12	$2.39	$2.03
Income (Loss) from Discontinued Operations	0.99	(0.15)	0.96	(0.17)
Net Income	$2.38	$0.97	$3.35	$1.86

Diluted Earnings Per Share of Common Stock:
Income from Continuing Operations	$1.39	$1.12	$2.38	$2.02
Income (Loss) from Discontinued Operations	0.98	(0.15)	0.96	(0.16)
Net Income	$2.37	$0.97	$3.34	$1.86

Certain prior-period amounts have been reclassified to conform to current-year presentation.